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                                                                    EXHIBIT 21.1


                          Wildblue Communications, Inc.

                        List of Wholly-Owned Subsidiaries

1. KaSTAR 73 Acquisition, LLC - a Colorado limited liability company formed June 19, 1998

2. KaSTAR 109.2 Acquisition, LLC - a Colorado limited liability company formed June 19, 1998.